UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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LEGG MASON PARTNERS INVESTMENT TRUST

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One Franklin Parkway San Mateo, CA 94403 franklintempleton.com April 7, 2026 Notice of special shareholder meeting adjournment: ClearBridge Large Cap Growth Fund proxy Action needed: Your vote is still outstanding on important matters affecting your investment in ClearBridge Large Cap Growth Fund. Dear Valued Shareholder: As a shareholder of ClearBridge Large Cap Growth Fund, you were notified about a special meeting of shareholders that was held on April 7, 2026. The initial results were overwhelmingly positive; however, we did not receive enough shareholder participation to meet the necessary vote required under applicable law. Due to this, the shareholder meeting has been adjourned and will reconvene on May 14, 2026, at 1:00 p.m., Eastern Time. Your vote is critical. Shareholders are being asked to vote on two important proposals: (1) to approve a change in the fund’s classification from a “diversified” fund to a “non-diversified” fund and (2) to authorize the fund to rely on a “Manager of Managers” exemptive order. Casting your vote promptly will reduce the need for additional mailings and phone calls you may receive. Vote today using one of three quick and easy methods: Online: Visit the website listed on the enclosed proxy card. Phone: Call (888) 605-1957. A proxy agent is available from 9 a.m. to 10 p.m. ET, Monday to Friday, and Saturday from 10 a.m. to 6 p.m. Mail: Sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. Regardless of how many shares you own your vote is important. To ensure your shares are represented at the meeting, cast your proxy vote now. For more detailed insights into these proposals, please refer to the proxy statement previously mailed to you or access it at vote.proxyonline.com/franklin/docs. If you have any questions, please contact EQ Fund Solutions, the fund’s proxy agent, at (800) 290-6424. Sincerely, Marc A. De Oliveira Secretary and Chief Legal Officer Legg Mason Partners Investment Trust